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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-87333
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             American Business Financial Services Investment Notes:

Prospectus Supplement Dated
December 21, 1999
Rates for Investment Notes of $1,000

Rate Card                                                   .35% Preferred Bonus
                 ABFS Celebrates With A Bonus Rate For Investors
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       TERM            RATE          ANNUAL YIELD*         BONUS        BONUS RATE         BONUS YIELD*
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
      3-5 mos.         7.50%             7.78%             +.35            7.85%               8.16%
     6-11 mos.         8.75%             9.14%             +.35            9.10%               9.52%
    12-17 mos.         9.35%             9.80%             +.35            9.70%              10.18%
    18-23 mos.         9.50%             9.96%             +.35            9.85%              10.35%
    24-29 mos.         9.75%            10.24%             +.35           10.10%              10.62%
    30-35 mos.         9.85%            10.35%             +.35           10.20%              10.73%
    36-47 mos.        10.10%            10.62%             +.35           10.45%              11.01%
    48-59 mos.        10.45%            11.01%             +.35           10.80%              11.40%
    60-83 mos.        11.25%            11.90%             +.35           11.60%              12.30%
   84-119 mos.        11.35%            12.01%             +.35           11.95%              12.69%
      120 mos.        11.60%            12.29%             +.35           11.95%              12.69%
   Money Market        6.15%             6.34%              N/A            N/A                  N/A

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           Minimum for Investment Notes and Money Market Notes: $1,000

                   Ask about our rates for larger investments

                Please call (800) 776-4001 for more information

                                  [ABFS LOGO]



 2255 Glades Road          BalaPointe Office Centre     2425 East Camelback Road
    Suite 311E            111 Presidential Boulevard          Suite 1065
Boca Raton, FL 33431        Bala Cynwyd, PA  19004         Phoenix, AZ 85016
                               www.abfsonline.com
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AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).
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American Business Financial Services, Inc. is a publicly traded Company (NASDAQ:
ABFI). An offer can only be made by the Prospectus dated October 15, 1999, delivered in conjunction with this Rate Supplement dated December 21, 1999. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes. Interest is compounded daily based on a 365-day year. *The Effective Annual Yield assumes all interest remains invested for 365 days. Rates are subject to change. **The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.